                                                                      Exhibit 15

Horace Mann Educators Corporation
Springfield, Illinois

Re:     Registration Statements on Forms S-3 and S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 13, 2002, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
KPMG LLP

Chicago, Illinois
November 13, 2002